EXHIBIT 99

Conference Call Script

3rd Quarter - Fiscal 2002

Mr. Terry: Good morning, I'm Dick Terry, chairman and CEO of Peoples Energy. I'm here with Tom Patrick - president and chief operating officer, and Tom Nardi - senior vice president, chief financial officer, and treasurer. Also, here with us is our manager of investor relations, Mary Ann Wall.

In today's conference call, I will make some introductory remarks and then Tom Nardi will review our third quarter results. Tom Patrick will then review several key operating items as well as our outlook for the remainder of fiscal 2002 and 2003. I will then follow up with some closing remarks. Once our prepared remarks are complete we will open the line up for questions.

You are reminded that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of changing business conditions and other uncertainties, some of which are listed in the written materials provided to you or in the company's SEC filings.

Before I turn it over to Tom I would like to make a few comments regarding the turmoil taking place in the energy sector over the past few weeks. At our May analyst presentation, the theme of our remarks was "Manage Risk, Deliver Results". I would like to strongly reiterate this theme--We are very focused on managing risk at Peoples.

Let me recap a few examples:

--weather insurance protection to mitigate weather risk

--tolling arrangements without market risk in our power projects

--solid partners in our power ventures-namely Dominion and Exelon

--physical based marketing-not speculative trading-in our midstream business

--strong hedging program in our oil and gas business and

--a strong balance sheet and clear financial reports

Yes, we missed our estimate of the bad debt charge off associated with last year's high bills-but this is a manageable short-term challenge in our core utility business that will not have an impact on our long-term business outlook -in fact, we have put in place a stronger credit and collections process.

Now, let me turn it over to Tom Nardi to review our third quarter results.

Mr. Nardi: Thanks Dick. Today, Peoples Energy reported third quarter earnings of $1.3 million or $.04 per share. These results include the $17 million or $.29 per share impact from a special charge to increase the Gas Distribution segment's reserve for uncollectible accounts. Before the special charge, Peoples Energy's third quarter net income of $11.6 million, or $.33 per share exceeded consensus expectations of $.27 per share and compares favorably with last year's results of $12.5 million or $.35 per share. On a year to date basis, Peoples earned $2.75 per share before the special charge impact compared with $3.10 for last year.

I would first like to discuss the $17 million special charge to increase the reserve for uncollectibles.

As you know, the winter of 2000/2001 resulted in extremely high customer bills due primarily to two factors- cold weather and unusually high natural gas prices. At the end of fiscal 2001, in response to high receivable balances, Peoples recorded an $8.5 million special charge to increase its reserve for uncollectibles to $45 million. This reserve balance was expected to be adequate to account for charge offs occurring over the following twelve months.

At March 31, 2002, our charge off expectations were still in line with the prior estimate. At that time, net charge offs for fiscal 2002 were estimated to be about $47 million, in line with our Sept 30, 2001 reserve balance. However, we now estimate that a larger reserve for uncollectibles is needed. This adjustment is based on our updated analysis which reflects an additional quarter of credit and collection activity and customer payment experience. This analysis is particularly focused on the collectibility of older outstanding receivables. An aggressive summer disconnection program has so far induced fewer of these customers than previously expected to pay their bills. As a result, collections of balances over 150 days old have not improved as much as anticipated and we expect many of these disconnected accounts to be written off over the next six months. We now estimate that fiscal 2002 and fiscal 2003 charge offs primarily related to the winter of 2000/2001 will total $60 to $65 million, or about $17 million higher than our prior estimate.

The reserve for uncollectibles balance at June 30, 2002, including the $17 million special charge stands at $36 million or 16% of receivables. This compares favorably to the reserve levels at March 31,2002 which totaled $28 million or 9% of receivables.

We are confident that with this special charge, the reserve is adequate. However, the reserve for uncollectibles remains an estimate and could require further adjustment if circumstances change.

I will now review our third quarter operating results.

Excluding the impact of the special charge, earnings per share for the quarter exceeded consensus expectations and exceeded the third quarter guidance we communicated in May. No one item accounts for the improvement; rather, our utility and diversified energy businesses reported somewhat better results than previously expected.

In our core Gas Distribution segment, fiscal 2002 third quarter operating income increased to $25.4 million from $23.2 a year-ago, before the special charge. Weather was 187 degree days or 28% colder than last year and 10% colder than normal but was partially offset by the reversal of $3 million or $.05 per share of previously accrued weather insurance benefits. Third quarter results also benefited from ongoing labor savings related to last year's special retirement program but these productivity improvements were more than offset by a decrease of almost $7 million or $.12 per share in pension credits (a non-cash item).

Turning to our Power Generation segment, let me remind you that quarterly comparisons continue to be affected by the inclusion in this year's results of interest expense associated with Elwood's bond financing. Excluding the $4.4 million impact of the bond financing, third quarter operating and equity investment income more than doubled to $4.6 million, due to Elwood's full operation with its expanded facilities.

Power Generation is also expected to post solid levels of income in the fourth quarter given the structure of its power sales contracts. Approximately 80 percent of Elwood's total capacity revenues is recognized in the June to September period. In addition, fourth quarter results will include the Southeast Chicago Energy Project, which began commercial operation in early July. Peoples' investment in this project totals around $55 million, in line with our prior estimates.

In our Midstream Services segment, we continued to benefit from higher contributions from the Peoples Hub. However, this improvement was more than offset by lower results from enovate, our discontinued partnership with Enron which benefited from extraordinary market volatility in the prior year period.

Our Retail Energy Services segment continued to post higher results. The current quarter was positively impacted by $1.5 million higher gas and electric margin. On a year to date basis, operating income increased $2.2 million over last year as stronger controls over margin and cost management take hold. Our outlook for the full year remains unchanged which is basically breakeven due to expected seasonal fourth quarter losses.

Third quarter Oil and Gas Production segment results declined due to lower equity investment income from the EnerVest partnership, lower natural gas prices, and a slight decrease in production volumes.

Of the $5.4 million quarter to quarter change, $3.4 million was attributable to the Company's equity investment in EnerVest. We continue to actively monitor EnerVest's execution of its previously announced plan to close out this investment through the sales of its properties. In the current quarter, the Company realized a $1.1 million gain on the sale of assets compared to a $3.7 million gain in last year's third quarter. In his remarks, Tom Patrick will have more to say about our exit plan for this investment.

Compared with the same quarter last year, the average Henry Hub index price for natural gas declined $1.27 per MMBTU or 27%. By comparison, the net gas prices realized by the Company for the third quarter declined only 13%, from $3.64 per MCF a year ago to $3.18 per MCF as a result of the hedges we had in place. The Company has gas hedges in place covering about 85% of our expected production for the remainder of fiscal 2002 at an average NYMEX price of $3.08 per MMBTU. Hedges are also in place for approximately 65% of fiscal 2003 natural gas production at an average NYMEX price of $3.29 per MMBTU.

That concludes my discussion of segment operating results-

Interest expense net of other income decreased $4.0 million in the current quarter and $10.3 million year to date compared with last year due primarily to reductions in utility short-term debt and lower interest rates on the adjustable rate utility bonds. Our corporate short-term debt levels declined over $280 million at June 30, 2002 compared with the prior year due primarily to two factors- sizeable accounts receivable collections in the utility segment as well as the proceeds from the Elwood Energy's bond financing.

Long term debt as a percent of total debt and equity improved from 61% at September 30, 2001 to 54% at June 30, 2002, which is about where we expect it to be at fiscal year-end. Credit ratios also improved for the twelve-months ended June 30, 2002, with funds from operations/interest coverage at 4.2x compared with 3.3x for the same period a year ago.

Finally, l would like to let you know that Tom Patrick and I expect to sign the new certifications required by the SEC without qualification.

And now, I will turn the call over to Tom Patrick.

Mr. Patrick: Thank you Tom. I will review some key points about our operations.

First, since Tom Nardi already explained the basis for the special charge, I would now like to review some of the key initiatives we have instituted in our credit and collections activities and on bill affordability to improve our collection performance.

In the area of credit and collections activities, some of the new initiatives include accelerating sending delinquent accounts to collection agencies, two months after disconnection versus four months; disconnected accounts are required to pay the full arrearage and a deposit for reinstatement; customers in arrears are now allowed only a single payment arrangement to avoid disconnection; and accounts are eligible for cut-off if 60 days past due rather than 90 days.

We have also taken on an aggressive disconnect program. As of today, over 37,000 customers have been disconnected during this calendar year. This compares with 13,000 for the same period last year. We will continue with our aggressive cut off program to induce the maximum possible number of customers to pay their arrearages prior to the advent of cold weather.

Another key set of initiatives seeks to keep customer bills affordable, to reduce the risk of nonpayment. Our utilities now have substantial hedging programs to lock in prices on a large share of future purchases at reasonable levels. These hedging programs will significantly mitigate the effects of future gas price spikes on customer bills. In addition, we have become more active marketers of government assistance programs to our low-income customers. This fiscal year, our efforts produced excellent results. About $34 million has been received in over 75,000 grants for low-income customers, a much better record than any heating season other than 2000-2001, which benefited from substantial amounts of supplemental Federal funding.

We believe our initiatives on bill affordability, credit processes and collection activities will minimize the risk that high gas costs might pose in the future for both our customers and the company.

Despite the $17 million charge, the gas distribution segment is doing well. New initiatives are underway to increase capital efficiency and to control operating expenses. An enterprise resource planning financial and supply chain system (SAP) is on track to be implemented next fiscal year. We are also investigating joint purchasing and shared services with neighboring utilities. The gas distribution segment continues to provide a solid foundation for the entire corporation.

In Power Generation, our Elwood facility's availability was close to 100% during the current quarter. The Chicago area experienced hot weather in June, resulting in 12 days of peaking activity at Elwood, generating about 78,000 megawatts. All told, Elwood operated 17 days during the third quarter, producing about 100,000 megawatts.

The Southeast Chicago Energy Project began commercial operations in July, making this our second operating power facility. This is a 350 MW peaking plant. We're a 30% partner with Exelon, with a 20-year offtake agreement with Exelon Generation. This project will begin to have a positive impact on our power generation segment results beginning in the fourth quarter. The project will also benefit two of our other businesses - midstream services will provide fuel management and our utility business will deliver natural gas to the plant.

As previously mentioned, development efforts continue in the Western United States. Our power team, located in Tempe, Arizona, has identified and optioned two sites in Oregon and New Mexico. Discussions and permit activity are underway and we intend to follow the same managed risk approach we have taken with our other power projects - working with strong partners and negotiating long term offtake agreements, in advance of committing capital. Before we commit to an investment, we're going to have all of our ducks in a row.

We are also evaluating opportunities in other parts of the United States. Good assets may become available on favorable terms during the ongoing merchant energy industry shakeout.

The overall progress of our Midstream business was not interrupted by the Enron bankruptcy. As mentioned in last quarter's conference call, we've successfully resolved all outstanding issues related to the bankruptcy, and we continue to provide midstream services independently while we evaluate new partnership opportunities. I want to emphasize that we are not engaging in any speculative trading activity. Our management of this business is focused on asset-based wholesale services, with minimal commodity price risk.

Our Hub continues to perform well and in the third quarter we expanded our wholesale activities. In May, we became the Fuel Manager for Elwood, a 1350 MW facility. In addition, we signed a contract to be the Fuel Manager for the Southeast Chicago Energy Project, a 350 MW facility. We also continue as Fuel Manager for a 650 MW Allegheny facility in Northern Illinois. The two new contracts should benefit Midstream results in our fourth quarter. This keeps us on track to meet our original expectations for fiscal 2002 of about $13 million in operating and equity investment income for this business and our long-term goal of 10% annual growth.

Our retail energy services segment continues to show improvement and we are optimistic that this will hold for the full year. Electric margins have increased due to customer growth and operating costs have been reduced. Residential customer choice is now available in Illinois for both gas and electricity and we are working under a contract with Dominion Retail to pursue this market opportunity in a low cost / low risk manner.

In our Oil and Gas Production segment, we continue to realize success from our drilling program. During the quarter, the Company participated in the drilling of six wells of which five were successfully completed giving us an 83% success rate. On a year to date basis, the Company has drilled or participated in 16 wells with an overall success rate of 88%. Overall, since acquiring the Alvarado Field, the Company has realized an outstanding success rate of 95% on our operated drilling program. During the third quarter, we extended the productive limits of the Alvarado field to the north and have recently completed a well in this area at the highest producing rate seen in the field to date. The Company expects to drill or participate in an additional 6 to 10 wells in the fourth quarter, which will result in a full fiscal year program of approximately 22 to 26 wells as compared to a 2001 drilling program of 27 wells.

Last quarter we informed you that we were reducing our capital expenditure outlook for the oil and gas segment as a result of a lack of acquisition opportunities which fit our investment criteria and risk profile. We also indicated to you that we would continue to look at acquisition opportunities of various sizes which meet our criteria. On June 4th, the Company acquired an interest and operated position in the East White Point Field in south Texas. The reserves acquired, 90% of which are natural gas, were purchased for approximately $10.5 million and add approximately 1.8 million cubic feet equivalent per day of net production. The acquired assets fit extremely well strategically with our asset base and provide us a number of opportunities to enhance the value through drilling additional wells and through production and reservoir optimization work.

The Company continues to work with EnerVest and the other partners in that venture to maximize value of the partnership with an overall objective to exit this investment by the end of fiscal 2003. As we wind down the partnership, equity investment income could be impacted either positively or negatively as gains or losses on the sale of properties are recognized in the quarters in which they occur. Actual results will depend on the timing of the sales process and the actual proceeds received. Overall, based on the quality of the asset base and the current acquisition and divestiture market, we expect the Company will recoup its remaining investment in the partnership.

With respect to our outlook for the balance of this year, we expect that fiscal 2002 earnings before the special charge, will be at the high end of our previously announced range of $2.70 to $2.80 per share. Looking to fiscal 2003, our preliminary outlook is also in the area of $2.70 to $2.80 per share. This outlook assumes normal weather and approximately $200 million in capital expenditures. We view this as strong performance in the face of a $20-$25 million decrease in pension credits (a non-cash item), and reduced earnings expectations in Oil and Gas Production due to lower than planned 2002 capital expenditures and the expiration in 2003 of Section 29 tax credits. We plan to provide more specific earnings guidance for 2003 later in the fourth quarter as we firm up our profit plan.

That concludes my remarks. Now Dick will return with some final comments.

Mr. Terry: Thanks Tom. This fiscal year has not been without challenges, very warm weather, the Enron bankruptcy and the special charge for uncollectibles to name a few. Still in an energy industry facing great turmoil, we will deliver solid fiscal 2002 results. Our cash flow and balance sheet have improved greatly from a year ago and we are on track to deliver modest growth over the long term within a carefully managed risk profile, and a good yielding dividend.

Finally, as many of you know, I will retire from Peoples Energy as planned next week on July 31. I have enjoyed working with all of you in the investment community for the past 17 years. It's been a pleasure. I'm also very happy to say that Tom Patrick will begin as chairman and chief executive officer effective August 1. Tom and his senior management team have been an integral part of the company's success and I look forward to their future accomplishments - Peoples Energy is in great hands.

That concludes our remarks. Operator we are now ready for questions.